Exhibit 21

SUBSIDIARIES OF NETSCOUT

Name	Jurisdiction of Incorporation
NetScout Systems Security Corporation	Massachusetts
NetScout Systems Canada, Inc.	Ontario, Canada
NetScout Systems (UK) Limited	England and Wales
NetScout Service Level Corporation	Delaware
NetScout Systems France, SARL	France
NetScout Systems (HK) Limited	Hong Kong
NetScout Systems Mexico, S.A. de C.V.	Mexico
NetScout Systems Singapore Pte Ltd.	Singapore
NetScout Systems Norway AS	Norway
NetScout Systems India Private Limited.	India
NetScout Systems Switzerland GmbH	Switzerland
NetScout Systems Japan K.K.	Japan
NetScout Systems Germany GmbH	Germany
NetScout Systems Australia Pty Ltd.	Australia
Servicios A Terceros, S.C. Civil Society	Mexico
Network General Corporation	Delaware
Network General International Corporation	Delaware
Network General Technology	Cayman Islands
Network General Holdings Cayman	Cayman Islands
Network General Central Corporation	Delaware
Fidelia Technology, Inc.	Delaware
Network General Brazil Comercio e Servicos Ltd	Brazil
Network General, BV	Netherlands
Network General Europe Ltd.	United Kingdom
Network General Deutschland GmbH	Germany
Network General Asia Pte Ltd.	Singapore
Network General Software Private Limited India	India
Network General Japan Co., Ltd.	Japan
Starburst Holdings I, LLC	Delaware
Starburst Holdings II, LLC	Delaware